Exhibit 1

ENDORSEMENT OR RIDER NO.

THIS ENDORSEMENT CHANGES THE POLICY. PLEASE READ IT CAREFULLY.

The following spaces preceded by an (*) need not be completed if this endorsement or rider and the Bond or Policy have the same inception date.
ATTACHED TO AND FORMING PART OF BOND OR POLICY NO.	DATE ENDORSEMENT OR RIDER EXECUTED	* EFFECTIVE DATE OF ENDORSEMENT OR RIDER
ZBN–14R91438–12–N2	09/27/12	06/30/12	12:01 A.M. STANDARD TIME AS SPECIFIED IN THE BOND OR POLICY
* ISSUED TO COHEN & STEERS OPEN–END FUND COMPLEX

AMEND DECLARATIONS

It is agreed that: The following checked items are amended on the Declarations Page:

☐	Item 1.	Name of Insured / Principal Address:
From:

To:

☒	Item 2.	Bond Period:
From: 12:01 a.m. on 06/30/2012 to 12:01 a.m. on 12/31/2013 the effective date of the termination or cancellation of the bond, standard time at the Principal Address as to each of said dates.

☐	Item 3.	Limit of Liability is hereby amended to read as follows:

	Limit of Liability	Deductible Amount
Insuring Agreement A - Fidelity	$	$
Insuring Agreement B - Audit Expense	$	$
Insuring Agreement C - Premises	$	$
Insuring Agreement D - Transit	$	$
Insuring Agreement E - Forgery or Alteration	$	$
Insuring Agreement F - Securities	$	$
Insuring Agreement G - Counterfeit Currency	$	$
Insuring Agreement H - Stop Payment	$	$
Insuring Agreement I - Uncollectible Items of Deposit	$	$
Optional Coverages Added by Rider:

	$	$
	$	$
	$	$
	$	$
	$	$

☐	Item 4.	Offices or Premises Covered:
The following offices or premises are added:

This endorsement applies to loss sustained at any time but discovered on or after the date this endorsement becomes effective.

Nothing herein contained shall be held to vary, alter, waive, or extend any of the terms, conditions, provisions, agreements or limitations of the above mentioned Bond or Policy, other than as above stated.

By
Authorized Representative
INSURED

ICB028 Ed. 7-04

© 2004 The Travelers Indemnity Company. All rights reserved.